UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Commission File Number: 333-124878

I.R.S. Employer Identification Number: 59-3796143

12200 Herbert Wayne Court, Suite 150 (28078)

P.O. Box 3145

Huntersville, North Carolina 28070-3145

Telephone: (704) 992-2000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2009, American Tire Distributors, Inc. (the “Company”) executed an amended and restated employment agreement (the “Amended Agreement”) with William E. Berry effective as of April 6, 2009. The Amended Agreement replaces the existing employment agreement between the Company and Mr. Berry.

During the term of the Amended Agreement, Mr. Berry will serve as the Company’s Chief Executive Officer and will be entitled to a base salary of $500,000 per annum, subject to annual review by the Company’s Board of Directors. In addition, Mr. Berry is entitled to an annual performance-based cash bonus in an amount determined by the Compensation Committee based on the Company’s achievement of certain pre-established performance goals.

Mr. Berry is entitled to participate in benefit plans and programs maintained by the Company from time to time and generally made available to its senior executive officers. Additionally, the Company will pay or reimburse Mr. Berry for all business travel, entertainment and other expenses. Mr. Berry is also entitled to a monthly vehicle allowance and reimbursement of club membership dues.

The Amended Agreement may be terminated by the Company or Mr. Berry at any time. In the event Mr. Berry is terminated without “cause” or resigns for “good reason,” each as defined in the Amended Agreement, the Company will pay Mr. Berry a monthly sum equal to his monthly base salary in effect at such time plus $25,000 for a period of two years. In addition, unless Mr. Berry is terminated for “cause,” he and his family are entitled to continued health benefits until he reaches the age of 65.

The Amended Agreement also contains confidentiality and noncompete provisions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between American Tire Distributors, Inc. and William E. Berry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

	By:	/s/ David L. Dyckman
David L. Dyckman
Executive Vice President and Chief Financial Officer
Date: June 3, 2009